EXHIBIT 99.1

News Release

Investor Contact	Media Contact
Ed Wilhelm	Anne Roman
(734) 477-4245	(734) 477-1392

Borders Group Reports Strong First Quarter 2004 Sales and Earnings Results

Company Expects Q2 EPS of $0.06 to $0.08 and Full-Year EPS Growth of 12% to 15%

Ann Arbor, Mich., May 18, 2004--Borders Group Inc. (NYSE: BGP) today reported that consolidated earnings for the first quarter of 2004, which ended April 25, improved to $0.04 per share from a loss of $0.06 per share for the same period last year. Earnings per share in 2003 were negatively impacted by the onset of the war in Iraq. Borders Group consolidated sales for the first quarter 2004 were $830.8 million, representing a 10.6% increase over 2003.

Comparable store sales for both Borders and Waldenbooks exceeded company projections. Borders comparable store sales rose 4.3%. Waldenbooks comparable store sales increased 5.6%. Total sales in the company’s International segment grew to $102.7 million, which represents a 29.0% increase over the prior year.

“While comparisons to last year’s war-impacted first quarter were expected to be positive, the quarter shaped up to be solid on the sales side due primarily to continued strength in books,” said Borders Group Chief Executive Officer Greg Josefowicz. “This sales momentum helped us achieve a strong earnings improvement.”

Consolidated Results—Q1 2004

•	Consolidated sales totaled $830.8 million, which is up 10.6% from a year ago, driven by comparable store sales strength and new store growth.
•	Net income improved to $3.0 million, compared to a loss of $4.8 million for the same period last year, as profit margins rose driven primarily by increased sales.
•	Gross margin as a percent of sales increased to 25.4% from 25.2%, resulting in large part from leveraging of fixed occupancy costs.
•	SG&A as a percent of sales improved to 24.5% from 25.7%, driven by sales leverage combined with disciplined cost control across all business segments.

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Borders Group Q1 2004--2

•	The company’s financial position remains strong. Cash net of debt improved to $48.1 million compared to a net debt position of $30.3 million a year ago.
•	The company repurchased 2.1 million shares of its common stock, totaling $50.1 million for the quarter.
•	Borders Group paid its first quarterly dividend of $0.08 per share on January 28.

Borders Superstores—Q1 2004

•	Segment sales totaled $577.3 million, which is up 10.7% over the same period last year.
•	Comparable store sales increased by 4.3% and square footage increased by 7.3% compared to last year.
•	Strong sales led to net income of $10.5 million, up from $4.8 million a year ago.
•	Category sales strength continued in books and gifts and stationery, while multimedia (music and DVD combined) sales were slightly positive on a comparable store sales basis.
•	Borders opened four new domestic superstores, and as of the end of the first quarter, operates 448 total domestic Borders superstores.

International—Q1 2004

•	Total sales increased by 29.0% to $102.7 million, driven by new store growth, comparable store sales increases and favorable currency exchange rates. Excluding the impact of foreign currency translation, total International sales would have increased 12.0%.
•	Net loss in the segment was $3.2 million compared to a net loss of $4.2 million for the same period a year ago.
•	As of the close of the first quarter, Borders operates a total of 37 overseas Borders superstores and 36 Books etc. stores in the U.K.

Waldenbooks—Q1 2004

•	Waldenbooks generated sales of $150.8 million, which is up slightly from $150.3 million for the same period one year ago, driven by comparable store sales increases that were offset by a decline in square footage of 7.6%.
•	Comparable store sales at Waldenbooks increased by 5.6%, generated by strength in the book category.
•	Net income for the segment increased to $2.9 million, compared to $0.5 million a year ago.
•	The company closed five under-performing Waldenbooks stores.

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Borders Group Q1 2004--3

Q2 2004 Outlook

•	Comparable store sales estimates for the second quarter 2004 reflect challenging comparisons of a year ago in all business segments, driven by strong sales of “Harry Potter and the Order of the Phoenix.”
•	Comparable stores sales at Borders are expected to decrease in the low- to mid-single digit range.
•	Waldenbooks’ comparable store sales are expected to decline in the mid- to high-single digit range.
•	Total International segment sales are expected to increase by approximately 15% for the period, due in part to less favorable currency exchange rates.
•	Management projects consolidated earnings for the second quarter to range from $0.06 to $0.08 per share. This compares to consolidated earnings per share of $0.06 for the same period last year.

Full-Year 2004 Outlook

•	Consistent with previous management guidance, consolidated earnings per share for the full year are expected to range from $1.70 to $1.75, representing growth of 12% to 15% over 2003.
•	Comparable store sales for Borders superstores are expected to increase in the low single digits.
•	Waldenbooks’ comparable store sales are expected to be flat.
•	Total sales for the International segment are expected to increase by approximately 20% over 2003.
•	Full-year earnings per share estimates include the impact of non-operating adjustments projected for the year to be an after-tax charge of $0.04 to $0.06 per share.

Next Financial Release/Conference Call

Borders Group will issue second quarter results after market close Aug. 17 with a conference call to follow Aug. 18 at 8 a.m. Eastern.

About Borders Group

Headquartered in Ann Arbor, Mich., Borders Group is a leading global retailer of books, music and movies with more than 1,200 stores worldwide. More detailed information on the company is available at www.bordersgroupinc.com.

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Borders Group Q1 2004--4

Safe Harbor Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. One can identify these forward-looking statements by the use of words such as “projected,” “expected,” “estimates,” “look forward,” “continuing,” “plans,” “guidance,” “will,” “may,” “intends,” “anticipates,” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address matters such as the company’s future financial performance (including sales and earnings guidance), its plans relating to store openings and closings and its intentions with respect to dividend payments and share repurchases. These statements are subject to risks and uncertainties that could cause actual results and plans to differ materially from those included in the company’s forward-looking statements. These risks and uncertainties include, but are not limited to, consumer demand for the company’s products, particularly during the holiday season, which is believed to be related to general economic and geopolitical conditions, weather, and other factors; changes in accounting rules; asset impairments relating to under-performing stores or other unusual items; an unexpected increase in competition; uninsured losses from risks such as terrorism, earthquakes, or floods for which no, or limited, insurance coverage is maintained; higher than anticipated interest costs; energy disruptions, shortages or higher than anticipated energy costs; adverse litigation expenses or results; unanticipated work stoppages or increased labor costs; higher than anticipated merchandise or occupancy costs; the performance of the company’s strategic initiatives, including international expansion; the stability and capacity of the company’s information systems; and changes in foreign currency exchange rate.

Exhibit 99.1 to the company’s Form 10-K for the fiscal year ended Jan. 25, 2004 filed with the Securities and Exchange Commission sets forth a more detailed discussion of these and other risk factors that could cause actual results and plans to differ materially from those included in the forward-looking statements, and that discussion is incorporated herein by reference. The company does not undertake any obligation to update forward-looking statements.

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Borders Group, Inc. Financial Statements
(dollars in millions, except per share amounts)

Sales and Earnings Summary

				Quarter Ended
	Quarter Ended April 25, 2004			April 27, 2003
	Operating	Adjustments	GAAP	GAAP
	Basis (1)	(1)	Basis	Basis (3)

Borders	$577.3	$-	$577.3	$521.5
Waldenbooks	150.8	-	150.8	150.3
International	102.7	-	102.7	79.6
Total sales	830.8	-	830.8	751.4
Other revenue (2)	7.3	-	7.3	7.2
Total revenue	838.1	-	838.1	758.6
Cost of goods sold, including occupancy costs	627.2	-	627.2	569.6
Inventory writedowns	-	0.1	0.1	-
Gross margin	210.9	(0.1)	210.8	189.0
Selling, general and administrative expenses	203.4	(0.4)	203.0	193.0
Pre-opening expense	1.0	(0.3)	0.7	1.5
Asset impairments and other writedowns	-	0.4	0.4	-
Operating income (loss)	6.5	0.2	6.7	(5.5)
Interest expense	1.9	-	1.9	2.2
Income (loss) before income taxes	4.6	0.2	4.8	(7.7)
Income tax provision (benefit)	1.7	0.1	1.8	(2.9)
Net income (loss)	$2.9	$0.1	$3.0	$(4.8)

EPS	$0.04	$-	$0.04	$(0.06)
Weighted average common shares (in millions)	79.8	79.8	79.8	78.4

Comparable Store Sales
Borders	4.3%			(5.0)%
Waldenbooks	5.6%			(8.8)%

Sales and Earnings Summary (As a Percentage of Total Sales)

				Quarter Ended
	Quarter Ended April 25, 2004			April 27, 2003
	Operating	Adjustments	GAAP	GAAP
	Basis (1)	(1)	Basis	Basis (3)

Borders	69.5%	-%	69.5%	69.4%
Waldenbooks	18.1	-	18.1	20.0
International	12.4	-	12.4	10.6
Total sales	100.0	-	100.0	100.0
Other revenue (2)	0.9	-	0.9	1.0
Total revenue	100.9	-	100.9	101.0
Cost of goods sold, including occupancy costs	75.5	-	75.5	75.8
Inventory writedowns	-	-	-	-
Gross margin	25.4	-	25.4	25.2
Selling, general and administrative expenses	24.5	-	24.5	25.7
Pre-opening expense	0.1	-	0.1	0.2
Asset impairments and other writedowns	-	-	-	-
Operating income (loss)	0.8	-	0.8	(0.7)
Interest expense	0.2	-	0.2	0.3
Income (loss) before income taxes	0.6	-	0.6	(1.0)
Income tax provision (benefit)	0.2	-	0.2	(0.4)
Net income (loss)	0.4%	-%	0.4%	(0.6)%

(1) Results from 2004 were impacted by a number of items, primarily consisting of an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting the reimbursement are asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, Operating Basis data are presented excluding these items.
(2) Other revenues include gross income received primarily from the Waldenbooks Preferred Reader membership program.
(3) GAAP Basis results were the same as Operating Basis results during this period.

Certain reclassifications have been made to prior periods to conform to current presentations.

Borders Group, Inc. Financial Statements
(dollars in millions)

Condensed Consolidated Balance Sheets

	April 25,	April 27,	January 25,
	2004	2003	2004
Assets
Cash and cash equivalents	$234.4	$136.4	$378.8
Inventory	1,271.7	1,189.5	1,235.6
Other current assets	95.6	99.0	98.3
Property and equipment, net	525.9	543.7	577.7
Other assets and deferred charges	73.4	92.3	71.5
Goodwill	102.5	95.1	104.3
Total assets	$2,303.5	$2,156.0	$2,466.2

Liabilities, Minority Interest and Stockholders' Equity
Short-term borrowings and current portion of long-term debt	$130.1	$116.7	$141.2
Accounts payable	576.5	546.9	595.9
Other current liabilities	322.7	327.7	427.0
Long-term debt	56.2	50.0	57.2
Long-term capital lease obligations	-	19.0	-
Other long-term liabilities	95.5	82.4	90.2
Total liabilities	1,181.0	1,142.7	1,311.5
Minority interest	1.7	-	1.7
Total stockholders' equity	1,120.8	1,013.3	1,153.0
Total liabilities, minority interest and stockholders' equity	$2,303.5	$2,156.0	$2,466.2

Certain reclassifications have been made to prior periods to conform to current presentations.

Store Activity Summary

	Quarter Ended		Year Ended
	April 25,	April 27,	January 25,
	2004	2003	2004
Borders Superstores
Beginning number of stores	445	404	404
Openings	4	8	41
Closings	(1)	-	-

Ending number of stores	448	412	445

Ending square footage (in millions)	11.3	10.6	11.2

Waldenbooks Stores
Beginning number of stores	716	778	778
Openings	1	2	5
Closings	(5)	(6)	(67)

Ending number of stores	712	774	716

Ending square footage (in millions)	2.8	3.0	2.8

Borders International Superstores
Beginning number of stores	37	30	30
Openings	-	3	7

Ending number of stores	37	33	37

Ending square footage (in millions)	1.0	0.9	1.0

Borders Group, Inc. Segment Financial Information
(dollars in millions, except per share amounts)

				Quarter Ended
	Quarter Ended April 25, 2004			April 27, 2003
	Operating	Adjustments	GAAP	GAAP
	Basis (3)	(3)	Basis	Basis (4)
Borders
Sales	$577.3	$-	$577.3	$521.5
EBITDA (1)	31.6	1.1	32.7	24.3
Depreciation expense	17.3	-	17.3	17.3
Interest income	(1.8)	-	(1.8)	(0.9)
Income tax provision	6.3	0.4	6.7	3.1
Net income	9.8	0.7	10.5	4.8
Net income per share	$0.13	$-	$0.13	$0.06

Waldenbooks
Sales	$150.8	$-	$150.8	$150.3
EBITDA (1)	(1.7)	(0.5)	(2.2)	(4.4)
Depreciation expense	3.5	-	3.5	4.1
Interest income	(10.5)	-	(10.5)	(9.3)
Income tax provision (benefit)	2.1	(0.2)	1.9	0.3
Net income (loss)	3.2	(0.3)	2.9	0.5
Net income (loss) per share	$0.04	$-	$0.04	$0.01

International
Sales	$102.7	$-	$102.7	$79.6
EBITDA (1)	2.6	-	2.6	0.3
Depreciation expense	3.4	-	3.4	2.8
Interest expense	4.7	-	4.7	4.6
Income tax benefit	(2.3)	-	(2.3)	(2.9)
Net loss	(3.2)	-	(3.2)	(4.2)
Net loss per share	$(0.04)	$-	$(0.04)	$(0.05)

Corporate (2)
EBITDA (1)	$(1.8)	$(0.4)	$(2.2)	$(1.5)
Interest expense	9.5	-	9.5	7.8
Income tax benefit	(4.4)	(0.1)	(4.5)	(3.4)
Net loss	(6.9)	(0.3)	(7.2)	(5.9)
Net loss per share	$(0.09)	$-	$(0.09)	$(0.08)

Consolidated
Sales	$830.8	$-	$830.8	$751.4
EBITDA (1)	30.7	0.2	30.9	18.7
Depreciation expense	24.2	-	24.2	24.2
Interest expense	1.9	-	1.9	2.2
Income tax provision (benefit)	1.7	0.1	1.8	(2.9)
Net income (loss)	2.9	0.1	3.0	(4.8)
Net income (loss) per share	$0.04	$-	$0.04	$(0.06)

	(1) EBITDA is operating income (loss) before depreciation. EBITDA is not a Generally Accepted Accounting Principles (GAAP) measurement, but is being included, as we believe it is a commonly used measure of operating performance in the retail industry. EBITDA is provided to enhance an investor’s understanding of our operating results. It should not be construed as an alternative to operating income (loss) as an indicator of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity as determined in accordance with GAAP. All companies do not calculate EBITDA in the same manner. As a result, EBITDA as reported may not be comparable to EBITDA as reported by other companies.
	(2) The Corporate segment includes interest expense, various corporate governance costs and corporate incentive costs.
	(3) Results from 2004 were impacted by a number of items, primarily consisting of an insurance reimbursement related to the loss of the Borders store at the World Trade Center. Partially offsetting the reimbursement are asset impairments, store closure costs and disposals of fixed assets resulting from the remodel program. Therefore, solely for analytical purposes and as an aid to better understand underlying trends, Operating Basis data are presented excluding these items.
	(4) GAAP Basis results were the same as Operating Basis results during this period.